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EXHIBIT 99.25

                              PARTNERSHIP AGREEMENT

                  THIS PARTNERSHIP AGREEMENT ("Agreement") is made effective as of the 29th day of July, 1997, by and between GCI FIBER CO., INC., of 2550 Denali Street, Suite 1000, Anchorage, AK 99503-2781 and FIBER HOLD CO., INC., of 2550 Denali Street, Suite 1000, Anchorage, AK 99503-2781 (collectively, the "Partners" and individually, a "Partner").

         1.       NAME.
                  The parties hereby form a partnership under the name Alaska United Fiber System Partnership, as an Alaska General Partnership, under the Alaska Uniform Partnership Act, A.S. 32.05 (the "Partnership").

         2.       TERM.
                  The Partnership shall commence on the 1st day of August, 1997, and shall continue until terminated under the provisions of this Agreement.

         3.       PURPOSE.
                  The Partnership's purpose is limited to conducting the business contemplated by the Fiber Construction Agreements (as defined below), which include the Construction and Term Loan Facility, by and among Credit Lyonnais New York Branch, NationsBank of Texas, N.A. and Toronto Dominion (USA) Inc. (collectively, the "Fiber Construction Facility Banks"), as agents, certain lenders and the Partnership ("Fiber Construction Facility"), for the financing of an undersea fiber optic cable connecting Anchorage, Fairbanks and Juneau, Alaska with the contiguous United States ("System"); the Completion Guarantee between GCI Holdings, Inc., and the Partnership, for the advancement of funds for the construction of the System; the Operating Keep-Well




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Agreement between GCI Holdings,  Inc., and the Partnership,  for the advancement of funds for (i) any operating expenses, including interest and principal payments on Indebtedness, in excess of the Partnership's Revenues, and (ii) any unpaid amount on the Fiber Construction Facility when due at stated maturity or upon acceleration, the Operating Keep-Well Agreement between GCI Transport Co., Inc., and the Partnership, for the advancement of funds for the same purposes as the Operating Keep-Well Agreement with GCI Holdings, Inc.; the Operating and Maintenance Contract between GCI Communication Corp. and the Partnership, for the operation and maintenance of the System; and the Lease Contract and related guarantee by and among GCI Communication Corp., as lessee, and GCI Holdings, Inc., as guarantor, and the Partnership, as lessor, for a lease of up to forty-five (45%) percent of the System's output capacity. All of the above agreements, collectively, comprise the "Fiber Construction Agreements," all as set forth therein and as may be amended, supplemented or modified from time-to-time.

         4.       LOCATION OF PRINCIPAL OFFICE.
                  (a) The principal office of the business shall be located at Anchorage, Alaska, and the Partners may establish additional offices at such other place or places as the Partners deem desirable.
                  (b) The registered agent for the Partnership shall be Hartig, Rhodes, Norman, Mahoney & Edwards, P.C., 717 K Street, Anchorage, AK 99501-3397.



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        5.       CAPITAL; PROFIT AND LOSS.
                  (a) It is  understood  and agreed that all working  capital of the Partnership shall be contributed by the Partners in proportion to the respective interests of each in the capital accounts of the Partnership.

                  (b) The original contribution of each Partner to the Partnership capital is:
                           Fiber Hold Co., Inc.               $  500.00
                           GCI Fiber Co., Inc.                $  500.00
                           TOTAL:                             $1,000.00

                  (c) An individual capital account shall be maintained for each Partner. The capital account shall consist of the Partner's original capital contribution increased by additional contributions to capital and decreased by its share of Partnership losses and by distributions to it in reduction of its capital.
                  (d) No interest shall be paid to any Partner on any contribution to capital so long as the contributions are in proportion to its interest in the Partnership.

                  (e) If any Partner, pursuant to the request of the other Partners, contributes capital to the Partnership, otherwise than as provided in
Section 5(b), such contribution shall be considered as a loan to the Partnership, and the contributing Partner shall be entitled to ten and one half percent (10.5%) interest, or such other percent of interest as shall be agreed upon in writing by the Partners, on such contributions, until such contributions have been repaid. Such loans shall be repaid by the Partnership upon demand by the contributing Partner. If any Partner is required by the Partnership's creditors to pay any of the Partnership's debts with such Partner's own separate assets, thereby contributing capital to the Partnership, it shall be considered as being made



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pursuant to request of the other  Partners for the purpose of this Section.  All such loans shall, at the contributing Partner's option, be evidenced by demand notes.

                  (f) If those Partners holding a majority of the capital interests of the Partnership agree that each Partner shall increase its capital contribution to the Partnership, each Partner must increase its capital contribution or suffer a proportionate diminishment of its capital account.

                  (g) The Partnership's profits and losses shall be allocated to the Partners in proportion to their respective capital accounts.

         6.       GENERAL MANAGER.
                  Once each year a General Manager of the Partnership shall be elected by a vote of the Partners who own a majority in interest of the total capital accounts of all Partners. The General Manager shall have physical possession of the Partnership's books, records, deeds and papers. It shall give such notices to the Partners as may from time to time be required or deemed advisable and shall perform the Partnership's necessary administrative functions.

         7.       MEETINGS.
                  Regular meetings of the Partnership shall be held at least one
(1) time each year or more often as determined by the Partnership. Notice of the time and place of these regular meetings shall be given in writing by the General Manager to each Partner at least three (3) days before such meeting. Special meetings may be called by the General Manager on such notice as it may determine.



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         8.       BOOKS AND RECORDS.
                  Adequate accounting records of all Partnership business shall be kept and these shall be open to inspection by any of the Partners at all reasonable times. The Partnership shall maintain its accounting records and shall report for income tax purposes on the accrual basis of accounting. At the end of each year, the General Manager or its agent shall furnish a complete accounting of the Partnership's affairs to each Partner, together with such appropriate information as may be required by each Partner for the purpose of preparing its income tax return for that year.

         9.       MANAGEMENT.
                  Each Partner shall have an equal voice in the management of the Partnership's business. No Partner shall receive any compensation for services rendered to the Partnership, unless otherwise agreed in writing by all the Partners.

         10.      ADDITIONAL PARTNERS.
                  Additional persons may be admitted as Partners only with the unanimous consent of all Partners.

         11.      ANNUAL ACCOUNT AND VALUATION.
                  As soon as practicable after the end of each year, the General Manager shall prepare a general account and valuation, considering the Partnership's stock in trade, credits, property, effects, debts, assets and liabilities, and all transactions and matters usually comprehended in a general account. Such account and valuation shall be reviewed, agreed to and signed by all the Partners, and, when so signed, shall be binding on all the Partners, except that, if any manifest error be detected and pointed out by any



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Partner to the others within thirty (30) days after such  signature,  such error shall be promptly corrected.

                  Immediately after the signing of such account and valuation, the Partners shall vote on the withdrawal of all or any part of the net profits of the business for the previous year.

         12.      WITHDRAWAL.
                  A Partner may withdraw from the Partnership upon giving written notice to all other Partners in accordance with the provisions of
Section 20. Such withdrawal shall be effective one hundred twenty (120) days from the date of notice. For a period of sixty (60) days from the date of notice, the other Partner shall have the option, on behalf of the Partnership or on their own proportionate behalves, to purchase the Partnership interest of the withdrawing Partner. The exercise of such option must be in writing. If the option is properly exercised closing shall take place one hundred twenty (120) days from the date of notice to withdraw ("Closing Date"). Payment of the Purchase Price (as defined in Section 13) shall be in cash. If the other Partners do not exercise such option to purchase, the Partnership shall be terminated and dissolved in accordance with the provisions of Section 16.

         13.      PURCHASE PRICE.
                  (a) The purchase price of a Partner's interest in the Partnership under Section 11 shall be equal to that Partner's pro-rata share, based on its then-current capital account balance) of the last valuation signed and agreed to as provided in Section 11 ("Purchase Price"); said valuation shall be final and binding on all Partners.




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                  (b) It is the  Partners'  intention  that all amounts  payable under this Section to a withdrawing Partner shall be considered payments made in liquidation of the interest of the withdrawing Partner in accordance with ss. 736(b) of the Internal Revenue Code and not payment of income under ss. 736(a) of the Internal Revenue Code, as may be amended from time-to-time.

         14.      ALTERNATE PAYMENT OF PURCHASE PRICE UPON WITHDRAWAL.
                  The Purchase Price due from the Partnership or each purchasing Partner, as the case may be ("Purchaser"), at the election of the Purchaser and in lieu of payment in full at the time of purchase of the withdrawing Partner's interest, may be paid to said withdrawing Partner as follows:

                  (a) Twenty percent (20%) in cash on the Closing Date;and,

                  (b) the balance by the execution and delivery of a promissory note dated as of the Closing Date, in the principal amount of the unpaid portion of the Purchase Price, payable with interest at ten and one half percent (10.5%) per annum, in equal monthly installments over five (5) years from the Closing Date. Such note shall provide for the privilege of prepayment at any time without penalty, and shall recite that any remaining installments shall be accelerated and due at the option of the holder if all or part of the principal or interest due on such note remains unpaid for fifteen (15) days after it becomes due.



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         15.      CONTINUATION.
                  If the Partnership interest of a withdrawing Partner is purchased in accordance with an option to purchase granted under the provisions of Section 12, the Partnership shall not terminate but shall continue, after an appropriate adjustment is made in the capital accounts of the remaining Partners, in accordance with the provisions of this Agreement.

         16.      DISSOLUTION.
                  The Partnership may be dissolved and terminated upon the vote or agreement of Partners who own a majority of the amount of the Partnership's capital accounts. The Partnership shall be dissolved and terminated upon the failure of the Partnership and the remaining Partners to exercise an option to purchase granted under the provisions of Section 12. Upon such dissolution, the Partners shall promptly wind up the Partnership's affairs and by distributing all remaining assets in cash or in kind, or partly in cash and partly in kind, to the Partners, in the ratio of their respective capital accounts on the date of dissolution.

         17.      RESTRICTIONS ON PARTNERS.
                  No Partner, without the consent of all other Partners, shall:
                  (a) Sell, assign, mortgage, grant a security interest, or pledge its interest in the Partnership, except in connection with the Fiber Construction Agreements;

                  (b) Borrow or lend money on behalf of the Partnership, except as set forth in the Fiber Construction Agreements;




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                  (c) Assign, transfer, pledge, compromise, or release any claim of the Partnership except for full payment; or arbitrate, or consent to the arbitration of any of its disputes or controversies;

                  (d) Use the Partnership's name, credit, or property for any purpose other than a proper Partnership purpose;

                  (e) Do any act detrimental to the Partnership business or which would make it impossible to carry on that business.

         18.      INDEMNITY.
                  The Partnership shall indemnify and hold all withdrawing Partners harmless from all of the Partnership's obligations and debts where such withdrawing Partner may be jointly or severally liable thereon, accrued or incurred during the term of the Partnership.

         19.      BANKING.
                  All funds of the Partnership are to be deposited in its name and in such checking account or accounts as shall be designated by a majority of the Partners or by the General Manager, if such authority shall be delegated to it.

         20.      NOTICES.
                  All notices required or permitted to be given under the terms of this Agreement shall be made in writing personally delivered to the addressee or sent by certified mail, postage prepaid, to the addressee at the address first listed above, or to such other address as a party, from time to time, may furnish in writing.





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         21.      AMENDMENTS.
                  This Agreement may be amended only upon the written consent of all Partners.

         22.      SPECIAL PROVISIONS.
                  (a) The Partnership shall not engage in any dissolution, liquidation, merger, consolidation or sale, transfer, assignment, lease, conveyance or other disposal of all or substantially all of its property in any one transaction or series of transactions as long as any indebtedness under the Fiber Construction Facility remains outstanding, other than (a) any such transaction with or into GCI, Inc., or any of its Restricted Subsidiaries otherwise effected in accordance with the terms of that Indenture of 1997, between GCI, Inc., and the Bank of New York, as trustee ("Indenture"), (b) any such transaction with or into another Unrestricted Subsidiary and (c) any such transaction which, assuming for purposes of this clause (c) only that such Unrestricted Subsidiary were a Restricted Subsidiary, would comply with the covenant entitled "Limitation on Asset Sales" in the Indenture; provided, however, that any Net Available Cash derived therefrom may also be used to prepay, repay or purchase indebtedness under such Fiber Construction Facility.

                  As used herein, "Restricted Subsidiaries" means (i) any Subsidiary of GCI, Inc., on or after the issue date for the Indenture notes, unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the definition of "Unrestricted Subsidiary" and (ii) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the definition of "Unrestricted Subsidiary."




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                  "Subsidiary" of GCI, Inc., means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, of which at least a majority of the total voting power of the voting stock is held by GCI, Inc.

                  "Unrestricted Subsidiary" means (a) GCI Transport Co., Inc., GCI Satellite Co., Inc., GCI Fiber Co., Inc., Fiber Hold Co., Inc., and the Partnership and (b) any Subsidiary of an Unrestricted Subsidiary.

                  "Net Available Cash" from an Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of indebtedness or other obligations relating to such properties or assets or received in any other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, and in each case net of all payments made on any indebtedness (a) which is secured by any assets subject to such Asset Sale, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or (b) which must (1) by its terms, or in order to obtain a necessary consent to such Asset Sale (except, in the case of this clause (b), indebtedness that is pari passu with or subordinated to the Indenture notes), or
(2) by applicable law be repaid out of the proceeds from such Asset Sale, and net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.




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                  "Asset Sale" means any transfer,  conveyance,  sale,  lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger or a sale and leaseback transaction) by the Partnership in any single transaction or series of transactions of (a) shares of capital stock or other ownership interests in another person (including capital stock of Unrestricted Subsidiaries); or (b) any other property of the Partnership; provided, however, that the term "Asset Sale" shall not include: (i) the sale or transfer of temporary cash investments, inventory, accounts receivable or other
property  (including,   without  limitation,   the  lease  of  excess  satellite
transponder capacity and the lease of excess fiber capacity) in the ordinary course of business; (ii) the liquidation of property received in settlement of debts owing to the Partnership as a result of foreclosure, perfection or enforcement of any lien or debt, which debts were owing to the Partnership in the ordinary course of business; (iii) the sale or transfer of any property by the Partnership or to any of the Restricted Subsidiaries; (iv) a disposition in the form of a restricted payment permitted to be made pursuant to "--Certain Covenants--Limitation on Restricted Payments" in the Indenture; or (v) a disposition (taken together with any other dispositions in a single transaction or series of related transactions) with a fair market value and a sale price of less than $5 million.

                  (b) The Partnership shall have not be less than one (1) outside director on the board of directors of one (1) of its corporate general partners.



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         IN WITNESS WHEREOF, the Partners have signed this Partnership Agreement effective as of the date first above written.


GCI FIBER CO., INC.                                  FIBER HOLD CO., INC.


By: /s/                                     By: /s/
Name: John M. Lowber                        Name: John M. Lowber
Its: Secretary/Treasurer                    Its: Secretary/Treasurer

STATE OF ALASKA            )
                           )ss
THIRD JUDICIAL DISTRICT    )

         The foregoing instrument was acknowledged before me this 7-30, 1997 by John M. Lowber, the Secretary/Treasurer of GCI Fiber Co., Inc., an Alaska corporation, on behalf of the corporation.



                                          /s/
                                         Notary Public for the State of Alaska
                                         My Commission Expires: January 17, 2001




STATE OF ALASKA            )
                           )ss
THIRD JUDICIAL DISTRICT    )

         The foregoing instrument was acknowledged before me this 7-30, 1997 by John M. Lowber, the Secretary/Treasurer of Fiber Hold Co., Inc., an Alaska corporation, on behalf of the corporation.



                                         /s/
                                         Notary Public for the State of Alaska
                                         My Commission Expires: January 17, 2001




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